AllianceBernstein
Moderator: Valerie Haertel
July 26, 2006
5:30 p.m. EST

OPERATOR: Thank you for standing by and welcome to the AllianceBernstein second quarter 2006 earnings review. At this time all participants are in a listen only mode. After the formal remarks there will be a question and answer session and I will give you instructions on how to ask questions at that time.

As a reminder, this conference is being recorded and will be replayed for one week. I would now like to turn the conference over to the host of this call, the Director of Investor Relations for AllianceBernstein, Ms. Valerie Haertel. Please go ahead.

VALERIE HAERTEL, DIRECTOR INVESTOR RELATIONS, ALLIANCEBERNSTEIN: Thank you Merry and good afternoon everyone and welcome to our second quarter earnings review. As a reminder, this call is being Web cast and is supported by a slide presentation that can be found on our Web site at alliancebernstein.com.

Presenting our quarterly results today, are Jerry Lieberman, President and Chief Operating Officer and Lew Sanders, Chairman and Chief Executive Officer. Bob Joseph our CFO will also be available to answer questions at the end of our formal remarks.

I would like to take this opportunity to note that some of the information we present today may be forward-looking in nature and as such is subject to certain SEC rules and regulations regarding disclosure.

Our disclosure regarding forward-looking statements can be found on page two of the slide presentation and in the risk factors section of our 2005 form 10-K.

In light of SEC’s regulation FD, management will be limited in responding to inquiries from investors and analysts in a non-public forum. Therefore, we encourage you to ask all questions of a material nature on this call. At this time, I would like to turn the call over to Jerry Lieberman. Jerry.

JERRY LIEBERMAN, PRESIDENT AND CHIEF OPERATING OFFICER, ALLIANCEBERNSTEIN: Thank you Valerie, and good afternoon to everyone on the call. As I am sure you have all noticed, in the last half of the second quarter and much of July for that matter, equity markets were weak in almost all geographies.

The concerns over inflation, rising interest rates and, very importantly, slowing economic growth took a toll, and this was before risks in the Middle East intensified. On top of this, our relative investment performance in the second quarter was pretty much disappointing.

With that said, we are reporting a very strong quarter from a net asset gathering point of view with record highs for the firm as a whole. As we forecasted, we just had terrific net sales results in all three-asset management distribution channels as well as record high quarterly revenues in our sell side equity channel with organic growth hitting double digits in all four channels.

In addition, our financial performance for the quarter was very strong with Operating Partnership net revenues up more than 23% versus last year to $933 million. Net income was up just under 32% to $261 million as we improved our margins by 130 basis points, while AllianceBernstein Holding’s net income and distribution per unit were 89 cents, up 31%.

Having covered four quarterly highlights - equity markets, relative performance, organic growth and financial performance - in just 90 seconds or so, let’s take a closer look at the details.

I will start with market performance, so let’s go to Display 4 for our charts on three key non-U.S. markets indices. Here you will see that for the quarter, MSCI EAFE and World indices were basically flat at 70 basis points up and 50 basis points down, respectively, but MSCI Emerging Markets Index lost 430 basis points. These performance results were very different than what we were experiencing the previous four quarters or three years for that matter.  But, even with this weak quarter, the 12-month return for all three indices were up smartly, with nearly 17% in MSCI World, 26.6% in MSCI EAFE and a huge 35.5% in MSCI Emerging Markets Index. These returns served our clients with non-U.S. equity exposure and our AUM levels well. 49% of our AUM is in international and global services where market appreciation in these services added $43 billion to our AUM versus $16 billion for U.S. Investment Services.

As far as the U.S. indices were concerned, on Display 5 you will note that the Russell 1000 index lost 390 basis points and brought the 12-month performance down to only 6.1 percent. The second quarter was the worst quarterly performance for this index since the first quarter of 2005.

By the way, for the 12 months ended March 2006, these returns were 13.2% as the index replaced the solid second quarter of ’05 with a weak quarter in the second quarter of ’06.

Meanwhile, the Russell 1000 Value Index squeaked out its 13th consecutive quarter with a positive return, albeit only 60 basis points. And the S&P 500 index was a negative 1.4% for the quarter, dropping the 12-month return down to 8.6% versus 11.7% at the end of March.

With the drop in major equity market indices, what happened to bonds? Well, two additional Federal Reserve rate increases (totaling four in 2006) kept bond returns in slightly negative territory with the Lehman Aggregate Bond Index declining 0.1% in the second quarter and 0.8% over the last 12 months.

Now that I have reviewed the capital markets’ performance, let’s turn to the Display six and I will show you how we performed for our clients.

You can also reference Displays 25 to 35 later for still more detail on these important leading indicators.

As I noted earlier, our quarterly investment performance with notable exceptions was generally disappointing for the quarter. However, longer-term relative returns ranged from competitive to excellent across most services especially our Style Blend; Global and International Value Equity services, where we continue to gather very significant assets.

As Lew will discuss later in his remarks in this call, in our view the market turbulence and depressed results in the second quarter actually leave us in a position to take advantage of noteworthy investment opportunities in the growth equity domain. But, more on this later.

For the quarter, Institutional Growth Equity Services under performed benchmarks in all of our key investment services, including Multicaps, Small Cap and Emerging Markets. However, longer period three and five year returns, most important to the consultant community and clients, remain competitive.

With respect to our Institutional Value Equity services, for the quarter our Global Equity service out-performed its benchmark by 130 basis points but the other significant services added no alpha in the quarter. However, here too, longer period returns remained very competitive as Institutional International Value, Global Value and Emerging Markets Value returns were excellent for three and five, and even ten year, periods with “out-performance” ranging from 320 to 640 basis points.

Obviously our Style Blend portfolios were negatively impacted in the quarter by the returns in the Growth sleeve of their respective portfolios. Conversely, our Style Blend portfolios benefited from the Value sleeve and, as a result, you will see the impressive longer term returns in these services. And, as I will discuss later, these services continue to account for a significant amount of new mandates.

Finally, although rising interest rates have virtually wiped out Fixed Income absolute returns, our Global and Strategic Core Plus services’ relative performances were positive for the quarter, up albeit barely with the latter service, and provided better performance for the one, three and five year periods.

As we all know, past performance is no guarantee of future results but performance is one data set used by both current and prospective clients, as well as consultants to the institutional community, to evaluate how we are doing. It can also be a leading indicator of the potential future success of the firm. We feel that our investment performance and client service offering bode well for our clients and our unitholders.

Now, let’s turn to our distribution channel flows for the three months ended June 30, 2006 on Display 7 and see just how successful asset gathering activities have been.

Here you can see that we achieved positive net flows of $16.9 billion, a record for the quarter, consisting of $9.6 billion in Institutional Investments, $4.7 billion in our Retail and $2.5 billion in our Private Client channel.

The $15.5 billion in gross inflow figure for our Institutional channel was made up of 382 mandates funded in the quarter.

For our Retail channel, it was the fourth consecutive quarter of net inflows. The $13.3 billion in sales and $4.7 billion in net inflows are the highest for this channel since the merger of Alliance and Bernstein in 2000.

And in our Private Client channel we recorded net inflows of $2.5 billion, which was just $160 million less than the first quarter, which is typically the highest net quarter every year. The $4 billion in new account and sales growth was indeed the best quarter ever for the channel.

Display 8 shows changes in assets under management by channel for the 12 months ended June 30, 2006. You can see that we had gross sales of almost $105 billion, a record by $17 billion over the previous high, while net inflows totalled $51.7 billion, also a record for a 12 month quarter end period, both contributing significantly to our increase of 21.2% in AUM. Net inflows consist of $31.4 billion in Institutional Investments, $12.2 billion in Retail and $8.1 billion in our Private Client.

Our 12-month view reflects the acquisition of assets in Hong Kong through a joint venture interest as well as the previously reported asset dispositions of our South African joint venture interest and our Indian mutual funds.

Turning to Display 9, you can see our flows by investment service for the three months ended June 30, 2006. For the fourth quarter in a row we had positive net flows in both Growth and Value Equity as well as Fixed Income investment services. Note the $15.9 billion in Value Equity gross sales for the quarter, as another gross sales record was achieved.

This is the fourth quarter in a row where our Fixed Income flows exceeded $1 billion, but perhaps more noteworthy, with the passing of the quarter, we reached a five-year milestone in our Fixed Income Core Plus Services, a milestone that we hope will be viewed positively by the consultant community as returns in that service have been very competitive over this important timeframe.

Turning to Display 10, you can see that for the 12 months ending June 30, 2006, Value Equities led the way with over $45 billion in gross flows and $29 billion in net flows, both records for our Value services. Growth Equities net inflows totaled over $18 billion with $38 billion in gross flows, while Fixed Income experienced net inflows of nearly $6 billion.

Now let’s turn to Display 11 and I will start my discussion of our distribution channel highlights beginning with our Institutional Investments channel.

At June 30, 2006, our Institutional Investments channel assets accounted for 63.4% of our overall AUM, or $396 billion. This was up only 1.6% for the quarter due to the $4 billion in market depreciation partially offsetting the strong net inflows for the three-month period. Our U.S. and non-U.S. Style Blend services accounted for approximately one third of this channel’s fundings and we had continued sales strength in our Global and International services in the quarter which comprised 80% of new fundings.

It should be noted that our pipeline of unfunded mandates, which were at an all-time record high last quarter, has declined to a lower level as mandates funded this quarter were very significant while the level of activity for new mandates slowed. My last bullet point on this slide is a preview of sorts. Here I refer to a new sales, marketing and investment service initiative in the Defined Contribution space that Lew will elaborate on later in the call, an initiative that we believe has significant strategic importance and opportunity if we are successful.

Turning to Display 12, you will see that our Retail assets comprise 23.4% of our total assets, or $146 billion under management in this channel.

Wealth strategies, our important suite of asset allocation services, reached $6.5 billion in assets this quarter with the U.S. distribution component comprising $4.3 billion of assets and the non-U.S. component - Global Wealth Strategies - comprising $2.2 billion.

Now, with that said, although we feel well-positioned to both grow the AUM in this channel, and grow it in the best interest of our clients by not pushing hot niche funds, we are experiencing slower sales this month.

The fact is Retail fund sales are reacting to the difficult equity markets both in the U.S. and around the world even though our research shows that current economic conditions are not a reliable predictor of future stock performance.

And finally, regarding our Retail Channel, our CollegeBound Fund was ranked number one in performance by savingforcollege.com, a leading authority on Section 529 for college savings plans, as our 529 balances grew to a total AUM of $6.8 billion.

Display 13 shows our Private Client channel highlights. Here you can see that our high net worth channel represents 13.2% of our total AUM with $83 billion in assets. Following a seasonally strong first quarter, we still brought in nearly $3 billion in net inflows in a quarter that includes April 15th.

The $8 billion in the last 12-month period was a record high for net flows for the 12-month quarter end. Oh yes, for the 12-months, this channel’s assets are up over 23%.

We continued to invest in our Private Client business. We added staff as we expanded our footprint. From the second quarter of ’05 to June ’06, we increased the number of Financial Advisors by 50 to 280, a 22% increase in staffing and a significant investment for the future. After the close of the June quarter, we opened our new London Private Client office establishing our first non-U.S. High Net Worth presence in the UK. As a reminder, we have no plans to open any other new Private Client offices this year, but we will continue to add staff in many of our current office locations as business opportunities dictate.

Highlights for Institutional Research Services are shown on Display 14. Revenues totaled $103 million for the quarter, an increase of 35 percent from a year ago when you exclude a $4 million reclass of buy-side transaction fees in the second quarter of 2005. Both our New York and London sell side offices experienced double digit organic growth, as we continue to increase our market share and participate in volume increases in an environment of continued pricing declines. We also continue to receive recognition for our research quality as two leading European research surveys give us high marks on quality. Distinguished research, leading edge trading technologies and terrific sales and support contribute to strengthening our market position.

Additionally, we continue to add to our industry coverage launching research for European Medical Devices and Supplies, European Luxury Goods and European Retail.

In summary, we are extremely pleased with the accomplishments and progress that we have made in each and every one of our four distribution channels, and we are excited about the challenges and opportunities that lie ahead.

Before I begin my review of financial results, I would like to highlight briefly as I have done in previous quarters the diversity of our assets under management from a U.S./non-U.S. and equity/fixed income investment services perspective.

Turning to the center pair of pie charts on Display 15, you can see that we currently have 73 percent of our $625 billion of total AUM in equities versus 69% a year ago, a mix change that has added to our overall fee realization rates.

Looking at the two other sets of pie charts, we get a sense of the increasingly global makeup of our firm’s business. On the pair of pie charts on the left side of the display, we show that AUM by non-U.S. clients’ domicile almost increased by 42% in June ’06 versus June ’05 from $146 billion to $208 billion. The right side of the display illustrates that over the past 12 months, our assets in global and international services grew by 54%, from $201 billion to $309 billion. As Lew noted in the press release and it is worth repeating here, our Global and International services now account for 49% of the firm’s total assets under management - a sign of the success of our non-U.S. expertise in both managing money and serving non-U.S. clients.

Now that I have provided some highlights on performance, asset flows, key trends in our distribution channels and our mix of AUM, let’s turn to our firm’s financial results starting on Display 16.

Net revenues for the quarter increased 23.4% to $933 million compared to $756 million in the second quarter of 2005 with investment advisory fees up 30.5%, or $161 million.

Moving to Display 17, we detail advisory fees by fee type and by channel. Base Fees were up 29.5%, or $148 million, to $653 million this quarter. The increase was attributable primarily to higher average AUM but also impacted significantly from a shift from lower-priced U.S. to higher priced non-U.S. investment services. Also, you will note that our performance fee number was strong, as a result of Anniversary dates for long only Institutional mandates, mandates that performed very well.

Moving to the lower half of the display, we show advisory fees by distribution channel. Here you can see the 42.2% increase in our Institutional Investments channel, which is where we experienced significant positive mix change and earned the performance fees. Private Client and Retail advisory fees, grew 26.8% and 18.5%, respectively during the quarter, as both benefited from higher AUM, although the latter’s growth rate was adversely impacted by the sale of our Cash Management Assets last year.

On Display 18, Institutional Research Services revenue increased by 27.5% or, perhaps more accurately, 35% when you exclude the prior period $4 million reclass from Advisory fees. The strong increase is a result of higher market volumes and market share increases, only partially offset by lower pricing.

The dividend and interest income and interest expense lines shown on this display are largely brokerage related and increased due to the increase in interest rates and balances.

And finally on this display, the impact of mark-to-market losses on Deferred Compensation related investments of $15 million in the current quarter versus gains of $7 million in the prior year’s quarter are reflected in Other Revenue. But, as you know from prior meetings, the bottom line impact of these gains and losses was mostly offset in the quarter by decreases in the deferred compensation expense, which will be recognized, as these awards vest.

Now that I have covered our 23.4% net revenue increase, I would like to talk about our 20.3% increase in total expenses starting on Display 19. As you can see, Employee Comp and Benefits increased 21.1% in the quarter to $374 million, and represents 56% of our total expenses.

As shown on Display 20, base compensation increased approximately 10% as we increased headcount by 470 staff members to 4,588 at quarter end. Increased staffing in our Private Client and Retail Channels, I.T. and the buy-out of our partner in Hong Kong accounted for a majority of our headcount increase.

The increase in Incentive Compensation of 14.5% is less than our earnings increase, and is a 23% increase in cash I.C. accruals but partially offset by a three percent decrease in Deferred Compensation including the impact of the mark-to-market losses on deferred compensation related investments.

However, Commission Expense increased over 40%, that is 40.4%, and is a result of our outstanding new business generation across all four of our distribution channels and in particular sales strength in our Institutional Investments and Private Client Channels.

This impressive growth in commission expense is, quite frankly the “best of kind” type of leading indicator for future revenues and earnings increases since the full impact of the new business isn’t reflected in the quarter P&L while the commission schedules are front-ended in the first year.

Turning to Display 21, you could see that G&A increased $47 million or 57.1%. Significant contributors to this variance include an $18 million insurance recovery for legal fees in the second quarter of 2005 and $10 million in increases in occupancy expense this year with new space in our London, Hong Kong and several Private Client offices. In addition, we added $5 million in brokerage processing expenses and $4 million in higher market data services cost. All three increases in these spending categories - occupancy, brokerage processing and market data services - will be recurring based on our new level of business. In addition you should understand that we can incur added one-off expenses in any given quarter that can easily be as high as $10 million or as low as a couple million dollars in any given quarter.

As I wrap up my comments, please turn to Display 22, where we present a recap of total revenues and expenses that come to a summarized income statement for AllianceBernstein. Here you can see that our Pre-Tax Margin is up 130 basis points to 29.3% and our Net Income is up 31.9% to $261 million. You will note an 11.8% decrease in the tax rate due to a change in the earnings mix and therefore lower accrual estimates for the year. As noted in our press release, this downward revision in our estimated full year tax rate added a penny per unit to the second quarter earnings.

Carrying the $261 million of AllianceBernstein’s Net Income forward to Display 23, we show Holding’s financial results. AllianceBernstein Holding’s equity share of AllianceBernstein’s earnings were $85 million for the quarter, versus $63 million in the same quarter last year, with Net Income after tax of $76 million, or 35.4% better than ’05.

As I mentioned in my opening remarks, our Distribution per Unit for AllianceBernstein Holding will be 89 cents, a nearly 31% increase from the 68 cent distribution in the same quarter last year.

In summary, this was a strong quarter for our firm on many fronts. While disappointed with our investment performance for clients this quarter, we increased our firm’s profitability through significant organic growth across all distribution channels, we continued to invest in expanding the firm while improving our margin for our Unitholders. Importantly, we continued to increase our AUM from global and international investment services, thereby continuing to increase our realization for a better mix of investment services. And finally, our longer term relative performance continues to benefit our clients.

Now, I’ll turn the call over to Lew, who will discuss our opportunities in Growth Equities and the retirement savings market. Lew.

LEW SANDERS: Thank you Jerry, but before taking your questions, I want to discuss two issues. The first is tactical -- performance of our growth services. And the second is strategic -- changes that we see developing in the U.S. retirement savings market and our response thereto.

While strategic issues might not be on the top of your minds right now, given the turbulence in the capital markets of late, they are always on ours and what is underway in the retirement savings arena here in the U.S. is, we think , really significant.

But first a few comments on the performance of growth stocks, ours in particular and the space in general. The second quarter was, as you know, tough on growth investors. A trend that intensified, I might add, in July. In the U.S., growth style benchmarks have under performed value benchmarks by almost 1200 basis points year to date. In fact, nearly 500 hundred basis points in just the last two months.

While style return differences have been less dramatic overseas, they are directionally similar. This caps a period, extending some five years, where growth returns have lagged value. As such, the investment opportunities in the growth domain are, by our estimates, now well above average.

In response, our growth services, especially in the U.S, have elevated their exposure to growth attributes to levels well above normal. This has hurt returns in the short run as the second quarter makes clear but promises to amplify relative performance when the growth style returns to favor, which is our expectation.

At the same time our value services have volatilities well below average and should do especially well in relative terms in a period hostile to the value styles.

Now turning to developments in the retirement savings market in the U.S., the migration from defined benefit to defined contribution plan continues at a steady pace. That’s not new news. But of greater significance is the prospect for major changes in the way DC plan assets are deployed. We would offer the following observation: the default option, which you may know, accounts for a significant portion of the typical asset distribution in plans, will likely move with some speed from stable value mandates to target date retirement funds.

Automatic enrollment will be adopted, we think, by most plan sponsors clearly stimulating new cash inflows into these plans. Automatic escalation of contributions by plan participants timed to correspond to pay increases, we think, will be embraced by an increasing number of plan sponsors stimulating cash inflows still more.

And finally the principals and processes that have controlled manager selection in DB plans over the years will, we think, increasingly control such selection in the DC space, too.

All of which makes building our presence in the DC market a strategic imperative. Thus, we have established a new marketing unit headed by senior executives to pursue this opportunity exclusively. The unit is housed in our institutional investment’s division to capitalize on our broad network of relationships in the plan sponsor and consulting community. We will continue to use our retail distribution resources to reach smaller plans, as we have in the past.

In addition, we have expanded our product array, offering what we believe to be among the most comprehensive target based solutions in the industry. It includes four tiers.

The first consists of turnkey solutions that use our advanced investment planning tools to manage the asset allocation glide path from inception of the investment to retirement and beyond. These solutions also use our services for all active sleeves in the allocation.

Now for those of you not familiar with the Lexicon in this product category, the term glide path is used here to mean the evolution of asset allocation as the target date fund matures.

The second tier of our solutions consists of our glide path design and rebalancing services with index products for all the sleeves.

The third tier solutions that use our glide path design and rebalancing services but employ active or passive sleeves managed by others. So here we are the asset allocator exclusively using none of our active services. And finally, we offer active sleeves that could be part of target-based programs administered by others, in some cases, the plans sponsor itself. This service array positions us to respond to a very broad range of plan-sponsor preferences. Moreover, our investment and planning know-how positions us to customize glide path design to incorporate the unique requirements that some plans may have.

Now we recognize, and this is a key point, that this is a complex market and we have no illusions about the time and effort that will be required for us to succeed. This is a multi-year mission. But we think it is worth our focus, first and foremost, because we think we bring sorely needed investment planning know how to plan participants packaged in a way that is easy for them to understand and access. And, second because the changes afoot in this market promise to drive dramatic shifts in asset allocation, among the largest in the DC world for very many years presenting an opportunity for the firm to gain more market share in what ought to be a rapidly growing pool of retirement savings.

We will keep you current on our progress. And now for your questions.

VALERIE HAERTEL: Merry, we are ready to take questions.

OPERATOR: Certainly. At this time, if you would like to ask a question please press the star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Management has requested that you please limit your initial questions to two in order to provide all callers an opportunity to ask questions. We welcome you to return to the queue to ask follow up questions. It is AllianceBernstein’s practice to take all questions in the order in which they are received and to empty the queue before ending the call. We will pause for just a moment to compile the Q&A roster. Our first question comes from Bill Katz of Buckingham Research. Please go ahead.

BILL KATZ, BUCKINGHAM RESEARCH: OK thank you and good afternoon everybody. Lew, let’s start with you from the strategic comparative. I am just sort of curious as to how you can take market share from (A) some of the embedded defined benefit major players and (B) how you sort of stack up against some of the bundled providers like a T. Rowe or Putnam or maybe a Fidelity in the matter to take share. And, is there a large incremental expense initiative on a go forward basis?

LEW SANDERS, CHAIRMAN AND CHIEF EXECUTIVE OFFICER, ALLIANCEBERNSTEIN: Well, look. We still are making a set of assertions that we bring to this space some innovative solutions our competitors have yet to match and that our presence in the defined benefit community to both clients and consultants will be helpful in building our brand equity as the decision making processes that drive DC plan choices increasingly migrate to the kind of considerations that have characterized DB plan choices.

And once again, that is a forecast. That is not a current reality. But as the prominence of the DC plan against DB has risen, in fact, in many companies becoming the key retirement vehicle, and as legislation and DOL rulings move to provide the appropriate environment for plan sponsors to provide investment advice and more carefully crafted solutions, and as the default option moves from a very defensive orientation on the plot of DC plan sponsors to something more appropriate a window, we think there is an opening for us against really high quality, as you noted, as you noted really high quality, very established competitors.

And, once again on your point, we don’t harbor illusions about any rapid penetration here. It will take time but it is worth the effort and we think that we have a distinctive offering, and thus, it argues well for our success with patience. Now on adding to incremental expenses, don’t worry. This is mostly a reallocation of existing downstream cost for this purpose as opposed to large new incremental expenses. There will be some, but they won’t really be material.

BILL KATZ: Thank you and my second question is, you talked Jerry about the benefit of the shift in asset mix toward non- U.S. and away from fixed income to equity on a revenue yield basis. I am just sort of curious as how you think about that on a margin basis. Is your non-U.S. business at a point now where it is at least equal to or perhaps even higher than the core business? And if that trend were to continue would we see a natural drift up in the margins then?

JERRY LIEBERMAN: I think you have three yeses Bill. It is yes. Our profitability overseas is reflected in there. It gets the benefit of the pricing. You know, two, we are seeing it come through. I think the answer is yes, yes, yes. I am serious about that. So, we feel very, very good about that.

BILL KATZ: OK thank you.

JERRY LIEBERMAN: Also, a lot of the infrastructure was built overseas and we will continue to look to see where we have to have a new office or something. But you know, we are building out the infrastructure that serves those clients well.

BILL KATZ: OK thank you.

JERRY LIEBERMAN: You are welcome.

Operator: Our next question comes from Mark Irizarry from Goldman Sachs. Please go ahead.

MARC IRIZARRY: Oh great. Thanks. Question on, you know, the evolution of your fee realization within the institutional channel. You know, when you think about the growth and kind of the global blend product and your international product, you know, A, is that incremental business that you'd expect kind of on a go-forward basis so that your fees will kind of drift up in that product?

Or, ultimately will you be - will that business be done at essentially the same kind of fee level of the existing gross composites, if you will.

LEW SANDERS: Marc, to be clear on this. The style blend services have price structures designed such that there is no arbitrage as against the component parts bought separately.

So the relative growth, therefore style blends, does not by itself improve yield. If, on the other hand, it's a factor in elevating equities as a service as against fixed income, it does have a revenue enhancing effect in relation to assets under management.

MARC IRIZZARY: OK, and if you, you know, think about the evolution of kind from DB to DC, you know, how would you expect the fees, kind of to play out as that business matures?

LEW SANDERS: I think that's neutral.

MARC IRIZZARY: OK, great. Thanks.

Operator: Our next question comes from Cynthia Mayer from Merrill Lynch. Please go ahead.

CYNTHIA MAYER Right, thanks. I'd just like to ask what your sense is in terms of what institutional clients are doing in terms of asset allocations to emerging markets and international generally. If those styles - if emerging markets continue to sell off, do you think institutional clients would be balanced more into them or are they dialing down their exposure in a more permanent way?

LEW SANDERS: Cynthia, I don't see, at this point, any asset allocation response by institutions to the shift in capital market returns in the last few months. It's clearly prominent, however, in retail clients, its actually developed quite rapidly, as you may have noticed. Nor would I forecast any likely important shift in institutional client interests in global or international, for that matter, emerging market mandates. It takes quite, quite a long time and provocative capital market differentials to introduce important shifts among institutional investors with regard to asset allocation.

CYNTHIA MAYER: OK, great. And I guess a question for Jerry. You mentioned that commissions are a good leading indicator.

JERRY LIEBERMAN: Right.

CYNTHIA MAYER: And, I'm just wondering how literal I can be about that and what kind of time lag should I assume between commissions and when the AUM shows up? I noticed they were up slightly from March to June but does that say anything about money showing up this quarter? It sounds like you think flows will be a little bit slower this quarter.

JERRY LIEBERMAN: No. The flows are going to be a little slower this quarter because we have this extraordinary pipeline that, you know, much got funded during the quarter, the mandate activity hasn't been as intensive as it had been, you know, the previous couple of quarters.

But what happens, Cynthia, is you know, when you bring in a mandate, the sales force is paid on the revenue of the mandate and it's especially in institutional, but it's also true in the private client space. It's a bigger percent in the first year and then it drops in the second year and the third year.

So it's a declining rate, whereas you'll get the assets in maybe in a mid-quarter and you'll get the run-rate going over a period of time. Does that clear up the point?

CYNTHIA MAYER: Yes it does. Thank you.

JERRY LIEBERMAN: OK.

Operator: Our next question comes from Niamh Alexander from CIBC. Please go ahead.

NIAMH ALEXANDER, CIBC: Thank you very much. I'm wondering if you could just spend a few minutes on the defined benefit channel and maybe expanding on the initiatives underway. You mentioned last quarter about venture capital (INAUDIBLE) came out as a result of the research. Maybe expand on the quantitative product and what's going on there.

LEW SANDERS: OK. Now once again, there isn't anything new in DC land…

NIAMH ALEXANDER: Yes.

LEW SANDERS: …other than the fact that there have been very few new DB plans incepted in this country in recent years. And indeed, the most recent trend has been to freeze those that exist, relying increasingly, in fact overwhelmingly, on DC solutions to provide this benefit to plan beneficiaries.

So my remarks were to say that, we as a firm, need to be responsive to that strategic change. And I went on to describe an environment in which perhaps an opportunity is being presented to us. As legislation and regulation moves as well as planned sponsor interests to broaden and change the character of the kind of investment that they put in these DB plans.

That's the essence of the strategic change we see. And we're moving aggressively to seize the moment. Now as to quantitative initiatives in the firm, as you probably know there are many that are ongoing. There's really nothing new to report on that score.

I will tell you that we, as we reported earlier, have launched in this quarter our currency service which is to institutions the first form of which is an alpha generation affair. Later, perhaps quite a bit later, we will offer currency overlay services from a risk management perspective.

But the opportunity in alpha services is actually meaningful and we're hopeful that we're bringing some interesting competitive advantage to this market. But there too, it will take some time before this gains traction.

The VC initiative, this is embryonic. And as I tried to stress when we described our interests here, they are more for the window into technology change, that being an active VC investor provides a window very helpful to managing money in the mainstream. Seeing early, important new developments that can create opportunities and also disruption.

The VC business, standing alone, given our scale, is highly unlikely to be a significant source of revenue and profitability. But I think it will be an important feature of our research capabilities, of our research prowess really. That will be down to the benefit of our ability to manage money in publicly traded effort.

NIAMH ALEXANDER: Thank you. That's very helpful. If I could just ask, Jerry, on the institutional and business, just wondering if you could separate out, maybe, if there's trading revenue in there in addition to commissions if you receive hard dollar payment, if there's any way we could get a better mix of commissions versus hard dollar fee for your research.

JERRY LIEBERMAN: Let me start with there's no trading. We only do our trades on an agency basis. So the answer to that is zero. And the hard dollar component has been relatively small.

LEW SANDERS: Tiny.

JERRY LIEBERMAN: Really tiny, although there's been a tiny increase, the number's tiny. Only a couple of firms have done it and one's in it for awhile, a large firm. But it's a rounding error when you look at the total revenues for the channel.

NIAMH ALEXANDER: OK. Thanks so much. That's very helpful.

Operator: Our next question comes from Chris Spahr from Prudential. Please go ahead.

CHRIS SPAHR : Good afternoon. A couple of quick follow-up questions on institutional research. Could you give a sense on the sequential order trends that you saw? I believe the guidance you gave, or the comments you gave on the Support Slide 14 was year-over-year.

JERRY LIEBERMAN: That's right. It was year-over-year and the business did improve quarter to quarter too but not by a - that large an amount.

CHRIS SPAHR: Could you give a sense of, like, volumes, share gains, etc. or like (INAUDIBLE).

LEW SANDERS: We don't provide that level of granularity but I will tell you, and I think you know this, our market shares are up quite strongly and the business benefited too from some growth in the marketplace itself.

On the other hand, it was affected as are all other funds in this state by pretty sizable erosion in transaction price. And this is happening, dominantly as a function of a mix change. The algorithmic trading platforms have gained share. While it's brought a lot of volume, it's also brought lower realizations. For us, however, as you can see in the data, it's been a successful endeavor.

CHRIS SPAHR: OK. And then just a little clarification on the tax rate on a going-forward basis, like going into next year, like, what should we think of the effective tax rate?

JERRY LIEBERMAN: Well our CFO whispered in my ear and said 6 percent.

CHRIS SPAHR: Six percent?

JERRY LIEBERMAN: I mean it's, you know, what you're trying to do here as you can imagine, it is a mix of the business between U.S. and non-U.S…

CHRIS SPAHR: Yes.

JERRY LIEBERMAN: … and what happened in this quarter, by the way, is we got it wrong in the first quarter. So we had to correct in the second quarter both for what we think it's going to be the rest of the year and, you know, for the catch up for the first quarter. So…

BOB JOSEPH: Keep in mind there's a catch up every quarter because we book our tax provisions based on what our estimate of the rate for employers is going to be. That changes as we get through the year and we see a mix of business changing. So it's hard to predict it with any kind of accuracy, but you know, you should think around generally the 6 percent area.

CHRIS SPAHR: That goes for fiscal '07 as well then.

BOB JOSEPH: Well not necessarily. I'm talking '06.

CHRIS SPAHR: All right. Thank you.

Operator: Our next question comes from Robert Lee at KBW. Please go ahead.

ROBERT LEE: Thank you. Good afternoon. I have two quick questions. I'm just curious as to the performance fees. There was a nice jump I guess sequentially. How much of that is coming from just performance or is the sheer number of assets and mandates you have with performance fee components rising and therefore should we sort of expect that to generally trend up just because there's more mandates with that fee?

JERRY LIEBERMAN: For this quarter it was very specific being we just did well long only institutional space, not a hedge fund. I think over the long term there are going to be more institutions that might go this way. And we're happy to accommodate them.

But it hasn't added up to a lot of incremental - there's a high percent, yes, so this is really a - we did well with some clients and we did well, you know, a year ago with some of the same clients. This is an anniversary issue.

LEW SANDERS: But it is growing, Rob. And remember too, that our alternatives business is growing. And in fact, we have a program to expand that business in a material way. So when you think about performance fees, then over the long term, if we're successful they should grow.

JERRY LIEBERMAN: And to add to that point, most of them are still fourth quarter measurement dates.

ROBERT LEE: Yes.

LEW SANDERS: Yes, there's a little seasonality, actually quite a lot…

JERRY LIEBERMAN: There's a lot of seasonality.

LEW SANDERS: In Q4, but there's also anniversary dates in Q2.

JERRY LIEBERMAN: Right.

ROBERT LEE: And just one follow up. I'm just curious. You've had so much success expanding the business globally and winning future mandates outside the U.S., to what extent has the parent company AXA been helpful in this? I mean, my sense is historically it's been pretty hands-off. But, have you seen any change in the relationship or how you would deal with them outside the U.S.?

JERRY LIEBERMAN: You know, we deal with them at an arm's length and so we've picked up some business from AXA, mostly outside the U.S. And both outside the U.S. and here in the U.S., I mean, they're in an open architecture.

So, I mean, we compete. And our growth has been on our own. Our growth has been from having the right people on the ground, having the right products, and being able to provide the services. And the world is changing outside the U.S. So we're now able to serve clients which heretofore were looking for non-local mandates.

LEW SANDERS: But I want to add too, if the sense of your question was whether AXA’s presence as a global insurance company is a factor in our success in clients outside of AXA the answer is, "Not at all."

JERRY LIEBERMAN: Zero.

LEW SANDERS: They are our competitor with AXA IM.

JERRY LIEBERMAN: Yes.

LEW SANDERS: Your perspective on them then, as you framed the question is correct.

JERRY LIEBERMAN: Yes. So we don't walk in with an AXA card.

ROBERT LEE: Right. Thank you very much.

Operator: Once again, if you would like to ask a question please press Star then the number one on your telephone keypad. And please remember, as per management, limit your initial questions to two. We have a follow-up question from Bill Katz. Please go ahead.

BILL KATZ: OK, thank you. Jerry or maybe Bob on this one. Just sort of curious, if you look at your other expense line, not the T&E line but the other expense line, it looks like it gapped out from about 49 million to almost 60 million sequentially.

Jerry, I'm still wondering from your comment that in any one quarter you might have a $10 million sort of one-off. Is that what happened in this quarter or is this line two, a new run rate going forward?

JERRY LIEBERMAN: Is this on the promotion and servicing line? Is that the one that you're looking at Bill?

BILL KATZ: Correct.

JERRY LIEBERMAN: That's T&E going up. As we become more global, our traveling expenses are going up. That's a step up.

BILL KATZ: OK. And then I'm just sort of curious. The payouts on these performance fees, do they vary differently than the overall compensation to the firm?

LEW SANDERS: No. No. Some time ago we eliminated any of those distinctions. That's just revenue to the firm and it's not linked to compensation directly at all.

BILL KATZ: And then, Bob, just a technical question. If you look at your press release and you look a the summary consolidated statement of income for the operating partnership and you take your operating income of $273 million and you add the non-operating income of $9.7 million, your income before taxes is still 273.

And you can look at the last - a year ago and you do the math and it adds up to the right number. I'm just sort of curious, is there anything going on there or is there a typo in the press release?

BOB JOSEPH: It's - I don't know what you're looking at, it's 263 is the operating income. Non-operating income is another $9.7 million, which takes you up to 273.

BILL KATZ: I think you may have a typo in your press release then. You may want to revisit that.

JERRY LIEBERMAN: The one I'm looking at says 263.

LEW SANDERS: The one I'm looking at says that too.

JERRY LIEBERMAN: You have to be careful with the lines, Bill. You know we had to gross up some of this in the P&L which we didn't do before.

LEW SANDERS: I don't know why he's seeing that.

JERRY LIEBERMAN: But I don't know what you're seeing.

BILL KATZ: OK. Well I’m only telling you what I'm looking is off of what you sent me. OK. Thank you very much.

LEW SANDERS: OK.

Operator: Our next question comes from Robert Lee from KBW. Please go ahead.

ROBERT LEE: Thank you again. Just to make sure I have it right. The intention is still to, I assume, pay off the, I think it's $400 million of debt next month?

LEW SANDERS: Yes, that's the intention. And I want to caution people who think that means that our interest expense is now eliminated. It's not actually true. There will be the need for occasional short-term financing for working capital reasons. They'll be quite seasonal.

There will be some periods where we actually run a net cash position and we have no borrowings, but there will be others where there is substantial borrowing and the average balances will be less than the amount of debt we're retiring so the interest expense should fall, but it's not going to zero.

ROBERT LEE: OK. And the second thing is just of the competitive universe. One of your competitors talked about seeing price competition and that was primarily in the cash management business outside the U.S. but did talk about seeing price competition.

Do you ever - are you running into much where, outside the U.S. where a local domestic player is attempting to compete via, you know, cut pricing or do you see much price competition outside the U.S.?

LEW SANDERS: There's nothing new on that score.

JERRY LIEBERMAN: Business as usual.

ROBERT LEE: OK. Thank you.

VALERIE HAERTEL: Mary does that - are there any further questions?

Operator: There are no more questions at this time.

VALERIE HAERTEL: OK. Well thank you everyone for participating on our conference call. If you have questions, feel free to call investor relations. I'm happy to help you. Have a great afternoon.

Operator: This concludes today's conference call. You may now disconnect. Have a wonderful day.

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